Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Investors Bancorp, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-234306) on Form S-3 and (No. 333‑205149) on Form S-8, respectively, of Investors Bancorp, Inc. of our reports dated March 1, 2021, with respect to the consolidated balance sheets of Investors Bancorp, Inc. as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10‑K of Investors Bancorp, Inc.
As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurements of Credit Losses on Financial Instruments.”

/s/ KPMG LLP
Short Hills, New Jersey
March 1, 2021